Exhibit 10.3

ADMINISTRATIVE SERVICE AGREEMENT

THIS ADMINISTRATIVE SERVICE AGREEMENT (the "Agreement") is executed on November 30, 2015 (the "Effective Date"), by and between Eviation Ltd., a company in the process of incorporation (the "Company"), represented by Mr. Aviv Tzidon and Mr. Michael Ilan, acting as entrepreneurs on behalf of the Company and Phinergy Ltd., company number 514354786, with registered address at 2 Yodfat Street, Lod, Israel, 7129104 (the "Phinergy").

RECITALS

WHEREAS, the Company is engaged in the field of electric and hybrid electric powered aircrafts (the "Company's Field"); and

WHEREAS, Phinergy is engaged in the field of metal air energy systems (the "Phinergy's Field"); and

WHEREAS, the Company desires to retain Phinergy to perform ongoing Services (as defined below); and

WHEREAS, Phinergy desires to perform such Services, all pursuant and subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions and mutual agreements contained herein, it is agreed as follows:

1       PREAMBLE AND INTERPRETATION

1.1.       The preamble and Exhibits to this Agreement constitutes an integral part thereof.

1.2.       The headings to the sections in this Agreement are intended solely for convenience, and shall have no significance in the interpretation of this Agreement,

2.       THE SERVICES

2.1.       As of the Effective Date hereof, the Company hereby hires and retains Phinergy to perform the following services: (i) administrative and general services (including secretarial and management services); (ii) human resources services; (iii) accountancy and bookkeeping services; office space (including telephone and fax and data communication, cleaning services for the office space) and any other similar services to be agreed by the parties from time to time (collectively, the "Services"), all in accordance with the instructions, guidelines and timetables for performance, provided from time to time by the Company to Phinergy.

2.2.       Tice Company and Phinergy shall periodically consult to define the current scope of the Services and shall develop such schedules and specifications including the personnel and facilities to be utilized in conducting the Services and containing a statement of purposes and goals of the Services, all in such detail as may be practical under the circumstances, as the same may from time to time be amended, modified or supplemented.

3.       REPRESENTATIONS

3.1.       Phinergy hereby warrants and represents towards the Company that it: (a) has the skill, expertise, experience, qualification, knowledge and ability required to provide the Services; (b) is not prevented or barred, in any way, from entering this Agreement and providing the Services to the Company hereunder, and the performance of the Services thereby to the Company hereunder shall not conflict or cause the breath of any agreement, undertaking or law to which it is subject or bound, including without limitation, any confidentiality or non-competition agreement, and does not require the consent of any person or entity; and (c) it shall perform the Services in accordance with applicable law.

4.       SERVICES FEE

4.1.       In consideration for the performance of the Services by Phinergy and for all of Phinergy's other undertakings and obligations in connection therewith, Phinargy shall be entitled to receive a remuneration, to be calculated on the basis of actual cost to Phinergy, pursuant to the following principals:

4.1.1. Once every calendar quarter, the Parties shall calculate the exact amount owed by the Company to the Service Provider in accordance with actual scope of services retained by the Company pursuant to the fees table under Exhibit A attached hereto, as may be amended by the Parties from time to time, as well as pursuant to the relative portion of the Company in the expenses incurred in connection to the office space (including with respect to the rent, electricity, municipal taxes, etc.), all as further detailed in the attached Exhibit A (the "Services Fee"). Applicable V.A.T shall be added to the Service Fee.

4.1.2. The Service Fee shall be paid to Phinergy after the Company has withheld any amounts which are subject to a withholding tax under law, unless Phinergy has provided the Company with an applicable official tax exemption. Payment of the Services Fee shall be made directly to Phinergy or to such bank as is designated by Phinergy against a valid invoice issued by Phinergy. The Service Fee shall be paid no later than on the 25th day of the month following the end of each calendar quarter for which the Service Fee is due.

4.2.       Phinergy shall be solely responsible for and bear all liability with respect to payment of any and all taxes, levies, insurances, contributions and other liabilities, charges, dues or impositions applicable thereto, in all jurisdictions having authority to tax Phinergy, including without limitation, with respect to the consideration provided to Phinergy by the Company in accordance with this Agreement to be attached.

4.3.       The remuneration stipulated in this Section 4 shall constitute final and complete compensation for the Services rendered by Phinergy. Save as specifically provided herein, Phinergy shall not, directly or indirectly, receive in connection with the performance of the Services for the Company, any compensation or benefit of any kind from the Company or from any other source.

4.4.       Phinergy shall keep and maintain adequate books, records and files to enable it. to furnish complete and accurate information to the Company regarding all aspects of the Services and expenditures of funds. The Company shall have the right, upon reasonable notice and at its expense, to inspect, audit, or have an audit performed of Phinergy's books and records relating to the expenditure of funds under this Agreement.

5.       CONFIDENTIALITY, NO INVENTIONS

Confidentiality.

Phinergy acknowledges that in the framework and/or as a result of its engagement by the Company it may (or may have) receive(d), learn(ed), he(en) exposed to, obtain(ed), or have (or had) access to information relating to the Company, its business and activities, including without limitation any commercial, financial, business, professional, technical, technological information, including information regarding the Company's products, inventions, patents, developments, processes, specifications, know-how and trade secrets, ways or methods of making business, information regarding marketing, operations, plans, activities, policies and procedures, customers, suppliers, business partners, etc., including information of third parties, all whether or not marked confidential (the "Confidential Information"), which is highly confidential and of great value to the Company and constitutes professional and commercial secrets, and its unauthorized disclosure or use will cause severe damage and losses.

5.2.       Phinergy confirms that it is aware that in the framework and/or as a result of its engagement by the Company it may also receive and/or be exposed to confidential information of third parties with respect to which it is also obliged hereunder, and with respect to which the Company may have a duty of confidentiality and non-use towards said third parties such that any unauthorized disclosure or use thereof could result in the Company's breach of its contractual obligations.

Phinergy undertakes to maintain the Confidential Information in strict confidence at all times and not to, directly or indirectly, whether in writing or otherwise, communicate, publish, reveal, describe, divulge or otherwise disclose or make available the Confidential Information or allow its exposure or disclosure, in whole or in part, to any person or entity and not to use the Confidential Information for any purpose other than for the performance of its Services hereunder; all during the period of this Agreement and thereafter, without any limitation of time. Notwithstanding, said undertakings shall not apply to information that Phinergy can prove to be: (a) generally available to the public not as a result of any fault of Phinergy; or (b) already known to Phinergy, at the time of receiving such information, without any confidentiality and/or use restrictions, from sources other than the Company or in relation to its engagement by the Company; or (c) subsequently furnished to Phinergy, without any confidentiality and/or use restrictions, by a third party without breaching a confidentiality obligation; or (d) required to be disclosed pursuant to an order of a court of competent jurisdiction or by applicable law or regulation, provided however, that (a) such disclosure is made only to the extent and solely to the recipient legally required; and (b) the Company is provided with prior written notice of such legal requirement and with the opportunity to oppose the disclosure or obtain a protective order.

5.4.       Upon the earlier of the Company's request or upoa termination of this Agreement, Phinergy shall return to the Company any and all documents and other tangible materials containing Confidential Information such that no copies or samples of Confidential Information shall remain with it.

5.5.       Phinergy confirms that all Confidential Information made available to or received by it remains the exclusive property of the Company, and no license or other rights therein or thereto is granted.

No Inventions.

5.6.       The scope of the Services to be performed by Phinergy does not involve any technological research and/or any product development work or other research and development activities and therefore no inventions, development, or related intellectual property rights are expected to be created in the framework of the Services.

6.       RELATIONSHIP OF THE PARTIES

6.1.       It is expressly clarified that in rendering the Services hereunder, Phinergy shall act solely as an independent contractor and neither this Agreement nor the performance hereof shall be construed as creating between the Company and Phinergy, any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship, and neither party hereto shall be liable for the debts or obligations of the other. Phinergy understands and agrees that except as specifically provided in this Agreement, the Company does not grant Phinergy, the right or authority to make or give any agreement, warranty or other commitment, or to create any obligation of any kind, on behalf of the Company unless expressly so authorized in writing by the Company.

6.2.       Without derogating, it is specifically clarified that: (a) no employer-employee relationship is formed between the Company and Phinergy and/or its delegates, and Phinergy and/or delegates shall not be entitled to any social or other benefits of employment, nor shall the Company provide it with any contributions or benefits which might be expected in an employer-employee relationship; (b) without derogating from the above, the Company shall carry third party health and accident insurance, to provide compensation to cover for Phinergy should it deem necessary; (c) Phinergy shall be solely responsible to report and pay any and all contributions for taxes, national insurance, health insurance and any other mandatory payments and/or other benefits arising in connection with the performance of this Agreement.

63.       Phinergy shall not make any commitment or enter into any agreement or take any obligation on behalf of the Company, unless he was specifically instructed and authorized to do so in advance and in writing by the Company. Any and all actions and omissions of Phinergy are actions and omissions of an independent contractor acting at its own risk and responsibility.

7.       TERM AND TERMINATION

7.1.       This Agreement is effective as of the Effective Date and will remain in full force and effect, unless terminated by either party in accordance with the provisions of this Section 7.

7.2.       Each party may terminate this Agreement by providing the other party with 60 days' prior written notice to that effect.

7.3.       In addition, this Agreement may be terminated immediately by either party by giving termination notice if the other party: (a) becomes subject or party to proceedings in bankruptcy, winding up or liquidation (b) makes any assignment for the benefit of its creditors or (a) contravenes any one or more of the provision hereof; (c) breaches of any of the undertakings in Section 5 of this Agreement, or any other material breach of this Agreement; or (ii) breaches this Agreement, which breach has not been cured within 14 (fourteen) days of receipt of notification from the other party of said breach.

7.4.       In the event of termination in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill or Phinergy or the Company.

8. MISCELLANEOUS

8.1.       Governing Lmv and Jurisdiction. This Agreement shall be governed by the laws of the State of Israel, without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the competent courts of Tel Aviv Jaffa, and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

8.2.       Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

8.3.       Severerbiliv. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such provision(s) shall be limited or excluded to the minimum extent necessary such that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

8.4.       Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed given if sent by prepaid registered or certified airmail, return receipt requested (if available), or sent by facsimile or similar communication, and confirmed by such airmail, postage prepaid, addressed to each respective party at its principal address.

8.5.       Nora Assignability and Binding Effect. Phinergy shall not, without the prior written consent of the Company, assign this Agreement in whole or in part or delegate any right or duty hereunder to any third party, sub-agent or representative. Any attempted assignment not having such consent shall be void and without effect.

8.6.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Eviation Ltd.		Phinergy Ltd.

By:	/s/ Omer Bar-Yohay	By:	/s/ Jonathan Regev
Name:	Omer Bar-Yohay	Name:	Jonathan Regev
Title	CEO	Title:	COO